Exhibit 10.1

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (this “Agreement”) is made as of the Agreement Effective Date (as defined as defined in Section 11 below) by and between Primoris Services Corporation (the “Company”) and Thomas McCormick (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to an Amended and Restated Employment Agreement dated April 1, 2022 (the “Employment Agreement”), pursuant to which Executive serves as President and Chief Executive Officer of the Company;

WHEREAS, Executive’s last day of employment with the Company will be March 20, 2025 (the “Separation Date”);

WHEREAS, the Parties wish to establish mutually agreeable terms for Executive’s separation from the Company; and

WHEREAS, the Parties agree that the benefits and rights set forth in this Agreement shall be the exclusive benefits and rights due Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Termination; Resignation from the Board – As of the Separation Date, Executive’s employment will end in accordance with Section 5(b) of the Employment Agreement, and the Employment Agreement will terminate and be of no further force or effect, other than those sections of the Employment Agreement that are explicitly referenced in this Agreement as continuing to apply following the Separation Date. As of the Separation Date, Executive shall cease to serve as an officer of the Company or any subsidiary thereof, and Executive hereby resigns, as of the Separation Date, from the Board of Directors of the Company and from the boards of directors of any subsidiary of the Company. In connection with such resignation(s), Executive agrees to execute and deliver, with this Agreement, the resignation notice attached hereto as Attachment A. As of the Separation Date, all salary payments from the Company will cease and any benefits Executive had as of the Separation Date under benefit plans, programs, or practices of the Company will terminate, except for applicable COBRA benefits as provided in Section 2 below or as required by federal or state law.
2.	Severance Benefits – Provided Executive (a) signs and returns this Agreement no later than the Initial Return Date (as defined in Section 11 below), (b) signs and returns the ADEA release attached hereto as Attachment B (the “ADEA Release”) no later than the ADEA Return Date (as defined in Section 11 below), and (c) does not revoke his acceptance of the ADEA Release during the ADEA Revocation Period (as defined in Section 11 below), the Company will provide Executive with the following severance benefits (the “Severance Benefits”):
a.	Severance Pay – The Company will pay to Executive $1,946,880, less all applicable taxes and withholdings, as severance pay (an amount equivalent to 200% of Executive’s current annualized Base Salary (as defined in the Employment Agreement)). This severance pay will be paid in one lump sum within fifteen (15) days following expiration of the ADEA Revocation Period.

b.	Pro-Rated Bonus – At the same time as the Company pays 2025 bonuses to senior executives of the Company (but in no event later than March 15, 2026), the Company will pay to Executive an amount equal to (x) the Bonus (as defined in the Employment Agreement) for the 2025 calendar year, if any, that would have been payable to Executive for 2025 had his employment not ended, determined after the end of the 2025 calendar year, multiplied by (y) a fraction, the numerator of which is 11 and the denominator of which is 52.14.
c.	COBRA Benefits – The Company will pay to Executive $24,300, less all applicable taxes and withholdings for taxable income, in satisfaction of any COBRA benefits due to Executive under Section 6(c)(iii) of the Employment Agreement.
d.	Equity – (i) The vesting of Executive’s outstanding restricted stock units (“RSUs”) granted to Executive on each of March 1, 2023 and March 1, 2024, together with any Additional Units (as defined in the applicable award agreement) thereon, shall accelerate in full as of the Separation Date and be settled in accordance with the terms of the applicable RSU award agreement, (ii) the vesting of a pro-rata portion (determined based on the number of days Executive was employed between the period beginning on the date of grant of the award and ending on the final vesting date) of Executive’s outstanding RSUs granted to Executive on March 1, 2025, together with any Additional Units thereon, shall accelerate as of the Separation Date, with such vested RSUs being settled in accordance with the terms of the applicable RSU award agreement, with the unvested RSUs (including any Additional Units thereon) as of the Separation Date being forfeited on the Separation Date, and (iii) a pro-rata portion (determined based on the number of months of the applicable performance period that have elapsed as of the date of the Separation Date over the total number of months in the applicable performance period) of Executive’s outstanding performance stock units (“PSUs”) granted to Executive on each of March 1, 2023, March 1, 2024 and March 1, 2025 assuming achievement of target performance thereunder, and any Additional Units thereon, shall be treated as Earned Units (as defined in each applicable award agreement) as of the Separation Date and be settled in accordance with the terms of the applicable award agreement, with any unvested PSUs (including any Additional Units) as of the Separation Date being forfeited on the Separation Date.
e.	Attorneys’ Fees. Within ten (10) days of the request therefor (but no earlier than ten (10) days following expiration of the ADEA Revocation Period), the Company shall reimburse Executive for all reasonable attorneys’ fees incurred by him in connection with the negotiation and execution of this Agreement, up to a cap of $10,000.00.
f.	Company Computer Equipment. Executive may retain possession and assume ownership of the iPad, iPhone (including the phone number associated therewith), laptop, and printer he has been using in connection with his employment; provided, however, that he permits the Company to, and Executive will cooperate with the Company so that it can, erase, delete, and/or wipe clean all Company information contained on such devices, leaving all personal information stored thereon for Executive’s use and retention, including without limitation, photographs, personal correspondence, personal diaries, personal calendars, and electronic rolodexes such as Microsoft Outlook contact files.

Executive acknowledges that he will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date other than the Severance Benefits set forth in this Section 2. Executive further acknowledges and agrees that the

Severance Benefits fully satisfy any and all obligations the Company may have to provide Executive with severance payments, benefits, or equity acceleration as of or after termination of the Employment Agreement or Executive’s equity awards, and that no other severance or separation benefits are due to him.

3.	Release of Claims – In exchange for Executive’s eligibility to receive the Severance Benefits, which Executive acknowledges is good and valuable consideration for this Agreement that he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its past and present affiliates, joint employers (including any professional employer organization or employer of record), subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs) (“Claims”), of every kind and nature that he ever had or now has against any or all of the Released Parties, whether known or unknown, in the past or present, which existed at any time prior to or contemporaneously with the Agreement Effective Date, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Texas Commission on Human Rights Act, Tex. Lab. Code Ann. § 21.001 et seq., Tex. Lab. Code Ann. § 61.011 et seq. (Texas wage payment law), Tex. Lab. Code Ann. § 52.001 et seq. (Texas religious accommodation law), and Tex. Lab. Code Ann. § 21.055 et seq. (Texas whistleblower protection law), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement or Executive’s equity awards); all claims to any non-vested ownership interest in the Company or any of its affiliates, contractual or otherwise (other than, for the avoidance of doubt, rights to equity acceleration pursuant to Section 2(d) of this Agreement); all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Notwithstanding the foregoing, nothing in this release of claims or in this Agreement shall be deemed to prohibit Executive from filing a charge with, or participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the EEOC or a state or local fair employment practices agency. Executive retains the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waives any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way Executive’s ability to seek or receive a monetary incentive award from any governmental agency or regulatory authority in connection with information provided to the governmental agency or regulatory authority. Notwithstanding the foregoing, nothing in this Agreement is intended to be or will be considered a release of any or all of the following:
a.	Any claim either Party may have for (i) breach of this Agreement; or (ii) claims that cannot be released as matter of law; and
b.	Any rights and claims Executive may have for any of the following: (i) vested retirement benefits pursuant to the Employee Retirement Income Security Act of 1974 as amended; (ii) insurance continuation rights expressly required under applicable law (such as the federal Consolidated Omnibus Budget Reconciliation Act (COBRA) or similar state law); (iv) indemnification and/or defense under any existing Company corporate governance documents, bylaws, or other Company agreements or any continued rights or benefits under Company Director and Officer or Errors or Omissions insurance policies, in each instance subject to the terms, conditions, and limitations thereof.
4.	Disclosures
a.	Confidentiality – Except for Permitted Disclosures (as set forth in Section 4(c) below), Executive (i) agrees to maintain as confidential and not to disclose the contents of the negotiations and discussions resulting in this Agreement, and (ii) acknowledges and reaffirms his continuing confidentiality obligations to the Company as set forth Section 11 of the Employment Agreement, which Section 11 survives Executive’s separation from employment with the Company and remains in full force and effect. The Company shall instruct the members of the Board of Directors, the officers and the other members of senior management of the Company not to disclose the contents of the negotiations and discussions resulting in this Agreement, other than as may be required or necessitated by law or business needs.
b.	Non-Disparagement – Except for Permitted Disclosures (as set forth in Section 4(c) below), Executive acknowledges and reaffirms his non-disparagement obligations as set forth in Section 12(c) of the Employment Agreement, which Section 12(c) survives Executive’s separation from employment with the Company and remains in full force and effect in accordance with its terms. The Company shall instruct the members of the Board of Directors, the officers and the other members of senior management of the Company and its subsidiaries not to, directly or indirectly, make any disparaging public statement concerning Executive, which would include the posting of any material or statement on social media.
c.	Permitted Disclosures. Nothing in this Agreement, including Section 4(a) and 4(b) above, or elsewhere prohibits or restricts Executive from (i) making disclosures of information as required or allowed by law including compulsory process, or as necessary for Executive to obtain tax, financial, or legal advice or engage in protected conversations that would be legally privileged, or (ii) communicating with, or voluntarily providing information he believes indicates possible or actual violations of the law to, local, state or federal government agencies, any legislative body, law enforcement, or any self-regulatory organization (including but not limited to the Securities and Exchange Commission). Executive is not required to notify the Company of any such communications. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, he is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a

Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
5.	Return of Company Property – Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc., other than the iPad, iPhone, laptop, and printer and related personal information that Executive may retain pursuant to the terms and conditions of Section 2(f) above), Company identification (including ID badges), and any other Company owned property in his possession or control, and that he has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment, and that he has not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or known to the Company or that remain accessible to him; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Executive and the Company shall cooperate with each other to, as soon as practicable, (i) cancel all accounts for Executive’s benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards and computer accounts, and (ii) transfer to Executive the cellular phone account and phone number being used by Executive. For the avoidance of doubt, Executive shall be entitled to retain on the electronic devices retained on Section 2(f) the information and other materials of a personal nature, including, without limitation, photographs, personal correspondence, personal diaries, personal calendars, and electronic rolodexes such as Microsoft Outlook contact information, and the Company shall, following Executive’s request, send information relating to (A) the Executive’s equity awards, compensation, and expense reimbursements, (B) employee tax forms issued by the Company to Executive, (C) personnel file with respect to Executive, such as information regarding Executive’s medical, job position, and performance history with the Company, and (D) copies of employee benefit and compensation plans and policies of the Company in which the Executive participated.
6.	Business Expenses, Vacation and Final Compensation – The Company shall reimburse Executive as soon as practicable for all business expenses incurred in conjunction with the performance of his employment. The Company shall timely pay Executive, in accordance with applicable state law, in full for all services rendered in conjunction with his employment by the Company, including payment for all wages and accrued but unused vacation time. Executive agrees that no compensation is owed to him, except as provided herein.
7.	Cooperation – Executive agrees to make himself reasonably available and to cooperate reasonably with the Company in: (i) any internal investigation; (ii) any investigation, defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against the Company by a third party or by or on behalf of the Company against any third party, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator; and/or (iii) any other administrative, regulatory, or judicial inquiry, investigation, proceeding or arbitration (collectively, the “Cooperation

Obligations”). The Company will reimburse Executive for all out-of-pocket expenses reasonably incurred by him in providing requested Cooperation Obligations. In addition, in connection with any Cooperation Obligations, the Company shall pay Executive at the rate of $500 per hour for documented time spent by him performing requested Cooperation Obligations (other than time spent providing testimony under oath). Executive understands and agrees that his reasonable cooperation includes, but is not limited to, making himself reasonably available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over all relevant documents which are in or may come into his possession. The term “cooperation” does not mean that Executive must provide information that is favorable to the Company; it means only that Executive will provide truthful information within his knowledge and possession upon request of the Company. Executive further agrees that, to the extent permitted by law, he will notify the Company promptly in the event that he is served with a subpoena (other than a subpoena issued by a government agency), or in the event that he is asked to provide a third party (other than a government agency) with information concerning any actual or potential complaint or claim against the Company.
8.	Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, administrators, personal representatives, and successors. No delay or omission by either Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
9.	Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement; provided, however, that should the Executive’s general release set forth in Section 3 above or the ADEA Release be declared or determined to be unenforceable for any reason, Executive agrees to promptly sign a replacement in a form provided by the Company that contains only substantially similar terms.
10.	Nature of Agreement – The Parties understand and agree that this Agreement is a separation and release of claims agreement and does not constitute an admission of liability or wrongdoing on the part of Executive or the Company or any of the other Released Parties.
11.	Time for Consideration and Revocation – Executive acknowledges that he was initially presented with this Agreement on March 14, 2025 (the “Receipt Date”). Executive understands that he will not be eligible to receive the Severance Benefits unless he (a) signs and returns this Agreement no later than 12 pm CT on March 20, 2025 (the “Initial Return Date”), (b) signs and returns the ADEA Release no later than April 7, 2025 (the “ADEA Return Date”), and (c) does not revoke his acceptance of the ADEA Release during the seven (7) day period after signing it (the “ADEA Revocation Period”) (collectively, the “Severance Conditions”). While Executive’s eligibility to receive the Severance Benefits is conditioned on him satisfying all of the Severance Conditions, this Agreement will become effective and enforceable immediately upon Executive’s execution and return of this Agreement (the “Agreement Effective Date”). For the avoidance of doubt, the ADEA Release will not become effective and enforceable until the date immediately following expiration of the ADEA Revocation Period.

12.	Acknowledgements – Executive acknowledges that he has been given a reasonable amount of time to consider this Agreement and at least twenty-one (21) days to consider the ADEA Release (the “ADEA Consideration Period”), and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement and the ADEA Release. Executive further acknowledges and agrees that any changes made to this Agreement or the ADEA Release following the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the ADEA Consideration Period. Executive understands that he may revoke his acceptance of the ADEA Release during the ADEA Revocation Period by notifying John Perisich, the Company’s Chief Legal Officer, in writing, and the ADEA Release shall not be effective or enforceable unless and until the ADEA Revocation Period expires without Executive’s revocation of the ADEA Release. Executive understands and agrees that by entering into the ADEA Release he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.
13.	Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement and has had the opportunity to be represented by counsel of his own choosing. Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
14.	Governing Law; Arbitration – This Agreement shall be interpreted and construed by the laws of the State of Texas, without regard to conflict of laws provisions. Any controversy or dispute arising out of, based upon, or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, including, without limiting the generality of the foregoing, any questions regarding whether a particular dispute is arbitrable, and any alleged violation of statue, common law or public policy, including any state or federal statutory claims (a “Dispute”), shall be submitted to final and binding arbitration in Dallas County, Texas, in accordance with the JAMS Employment Arbitration Rules and Procedures, before a single neutral arbitrator elected from the JAMS panel, or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, in accordance with its National Rules for the Resolution of Employment Disputes (the arbitrator selected hereunder, the “Arbitrator”). The Parties further agree that they shall request that the final arbitration hearing shall commence within ninety (90) days after the arbitrator is appointed by JAMS or the AAA. Notwithstanding the provision in this Agreement with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. Secs., 1-16). Provisional injunctive relief may, but need not, be sought by either Party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the Parties hereto and may be enforced by any court of competent jurisdiction. The Parties acknowledge and agree that they are hereby waiving any rights to trial by a jury in any action, proceeding or counterclaim brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this

Agreement. Subject to the provisions of Section 15 below, the Parties shall each pay their own arbitration expenses, deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court.
15.	Attorneys’ Fees – In the event that any Dispute between the Parties should result in litigation or arbitration, the prevailing Party in such Dispute shall be entitled to recover from the other Party all reasonable fees, costs and expenses of enforcing any right of the prevailing Party, including reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest form the date of the breach at the maximum rate of interest allowed by law. For the purposes of this Section 15: (a) attorneys’ fees shall include fees incurred in the following: (i) post judgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third-party examinations; (iv) discovery and (v) bankruptcy litigation and (b) “prevailing Party” shall mean the Party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.
16.	Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation from the Company, his severance benefits, and the settlement of claims against the Released Parties, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.
17.	Tax Acknowledgement – In connection with the Severance Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.
18.	Counterparts – This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same Agreement. Facsimile and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) written below.

PRIMORIS SERVICES CORPORATION

By: /s/ John PerisichDate: March 19, 2025

Name:John Perisich

Title:Executive Vice President, Chief Legal and

Administrative Officer and Secretary

I hereby agree to the terms and conditions set forth above. I understand that my receipt of the Severance Benefits is contingent upon my timely execution, return and non-revocation of the ADEA Release.

Thomas McCormick

/s/ Thomas McCormickDate: March 19, 2025

Attachment A

LETTER OF RESIGNATION

To: The Primoris Services Corporation Corporate Secretary and Board of Directors

I, Thomas McCormick (the “undersigned”), hereby resign from the Board of Directors of Primoris Services Corporation and from the boards of directors of any subsidiary of Primoris Services Corporation, effective as of March 20, 2025.

IN WITNESS WHEREOF, the undersigned has executed this Letter of Resignation as of the date set forth below.

Thomas McCormick

Date: March ___, 2025

Attachment B

ADEA RELEASE

1.	ADEA Release – In consideration of the Severance Benefits set forth in the Agreement to which this ADEA Release is attached as Attachment B, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Released Parties from any and all Claims, whether known or unknown, arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq. Notwithstanding the foregoing, nothing in this ADEA Release shall be deemed to prohibit Executive from filing a charge with, or participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the EEOC or a state or local fair employment practices agency. Executive retains the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waives any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way Executive’s ability to seek or receive a monetary incentive award from any governmental agency or regulatory authority in connection with information provided to the governmental agency or regulatory authority.
2.	Acknowledgments – Executive acknowledges that he has been given at least twenty-one (21) days to consider this ADEA Release, and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this ADEA Release. Executive understands that he may revoke this ADEA Release for a period of seven (7) days after he signs it by notifying John Perisich, the Company’s CLO, in writing, and the ADEA Release shall not be effective or enforceable until this seven (7) day revocation period has expired without revocation. Executive understands and agrees that by entering into this ADEA Release, he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.
3.	Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this ADEA Release, and that he fully understands the meaning and intent of this ADEA Release. Executive states and represents that he has had an opportunity to fully discuss and review the terms of this ADEA Release with an attorney. Executive further states and represents that he has carefully read this ADEA Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

Executive hereby provides this ADEA Release as of the date set forth below and acknowledges that the execution of this ADEA Release is in further consideration of the Severance Benefits, to which Executive acknowledges he would not be entitled if he did not enter into this ADEA Release. Executive intends that this ADEA Release will become a binding agreement between him and the Company if he does not revoke his acceptance in seven (7) days.

All capitalized terms contained herein shall have the meanings ascribed to them in the Agreement to which this ADEA Release is attached as Attachment B.

Thomas McCormick

______________________________________Date: ________________ , 2025